                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            SYPRIS SOLUTIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                               MERGER COMPLETED!
                       SYPRIS SOLUTIONS INC. IS FORMED!

Fellow Shareholders:

We are pleased to report that the merger of Group Technologies Corporation with Group Financial Partners Inc., Tube Turns Technologies Inc. and Bell Technologies Inc. was completed on March 30, 1998. The reincorporation of the company in Delaware occurred on the same day, the result of which was to form our new company, Sypris Solutions Inc. Since the completion of the merger occurred shortly after the close of 1997, we have elected not to publish a traditional annual report for 1997. In its place, we have enclosed two important documents for your review and information:

   1. A copy of the Form 10-K for the fiscal year ended December 31, 1997, for Group Technologies Corporation. This report is for the results of operations for Group Technologies Corporation only.

   2. A copy of the Form 8-K for Sypris Solutions Inc. This report was filed with the SEC as a result of the merger and includes the pro forma results of operations for 1997 for all companies that were a party to the merger.

The shares of common stock of Sypris Solutions began trading on the Nasdaq Stock Market on Monday, March 30, 1998. The ticker symbol is SYPR.

                               WHAT'S IN A NAME?

The word "Sypris" is derived from the Latin word for Venus, which is the most brilliant planet in our solar system. Since our mission is to provide superior solutions to meet the needs of our customers, we wanted to select a name that reflected this dedication to providing the best, or brightest, of solutions. Hence, the name Sypris Solutions was born.

                BUILDING NICHE BUSINESSES INTO MARKET LEADERS.

Our objective is to maximize the company's return on shareholder equity over the longer term. We will pursue the realization of this objective through the single-minded dedication of the company's resources to a select number of industrial niches in which we believe we can achieve a position of market leadership. We are convinced that the successful implementation of this strategy will lead to higher operating margins, reduced risk through market diversification and increased operating stability.

Today, we are in the process of building increasingly important franchises in the markets for data retrieval and storage systems, for products that provide for the uninterrupted measurement of electrical current and for special closures that are used in high pressure environments. We are also working to increase our solid position in a number of service industries, including the markets for the testing of electronic components and subsystems, for the calibration and repair of electronic instruments, and for the provision of engineering and manufacturing services to a wide variety of commercial, industrial and government agency customers.

As we go forward, we intend to seek additional synergistic acquisitions to build upon this existing foundation of product and service businesses. We also intend to continue to operate on a decentralized basis with a small corporate staff to insure that we support our objective of earnings growth and remain ultra-responsive to our customers at the local level. Finally, we intend to reinvest in existing businesses to increase productivity and the range of products and services each business has to offer, thereby making Sypris increasingly valuable to each of our customers. We believe that our special skill is in the management of small- to medium-sized businesses and thus will continue to dedicate ourselves to maintaining the small company, hands-on culture that has benefited us so well over the years.

                               A BETTER COMPANY.

Over a year of planning and hard work was required to address the complex legal and financial considerations that were associated with the formation of Sypris Solutions. The result is a company with vastly improved earnings prospects, far greater balance sheet strength, significantly increased market, customer and geographic diversity, and a wider array of growth opportunities. We also believe that the potential exists to achieve operating efficiencies in certain administrative areas, including pension plan management, employee benefits, treasury management, information systems and legal services. As achieved, the benefits from the consolidation of these activities will further contribute to our goal of earnings growth.

                                  THANK YOU.

We sincerely appreciate the positive response that the establishment of Sypris Solutions has received and recognize that the ultimate valuation accorded the shares of Sypris stock will be determined by our ability to deliver superior returns on shareholder equity over the longer term. We are confident that the successful execution of our business strategy will lead to an increase in shareholder value for our owners.

While expressing gratitude to our employees for their dedication over the past year, we also want to thank our customers for giving us the opportunity to serve them. We are dedicated to serving their needs through the specialized and focused capabilities of the new Sypris Solutions.

We sincerely appreciate your investment in Sypris Solutions and encourage you to contact us. We will be pleased to answer your questions and look forward to your comments.

Sincerely,



/s/ Jeffrey T. Gill
President & CEO



/s/ Robert E. Gill
Chairman

May 22, 1998

                                 [INSERT LOGO]





To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Sypris Solutions, Inc., to be held at The Camberley Brown Hotel, 335 West Broadway, Louisville, Kentucky on Wednesday, June 24, 1998, at 10:00 a.m., local time.

     Matters to be considered and acted upon at the Annual Meeting include: (i) the election of directors, (ii) a proposal to approve an amendment to the Company's 1994 Stock Option Plan for Key Employees to increase the number of shares available for issuance thereunder, and (iii) such other matters as may properly come before the meeting.

     Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the enclosed Proxy Statement. We encourage you to review this material carefully.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date, and promptly return the enclosed proxy in the self-addressed envelope provided. A proxy may be revoked prior to the meeting and will not affect your right to vote in person in the event that you decide to attend the meeting.





Jeffrey T. Gill                                         Robert E. Gill
President and Chief Executive Officer                   Chairman of the Board

                            SYPRIS SOLUTIONS, INC.
                            455 South Fourth Street
                          Louisville, Kentucky 40202

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, JUNE 24, 1998

                               ----------------

To the Shareholders of Sypris Solutions, Inc.:

   Notice is hereby given that the Annual Meeting of Shareholders of Sypris Solutions, Inc. (the "Company") will be held on Wednesday, June 24, 1998, at 10:00 a.m., local time, at The Camberley Brown Hotel, 335 West Broadway, Louisville, Kentucky 40202, for the following purposes:

   1. To elect eight (8) directors of the Company to hold office until the next Annual Meeting of Shareholders or until their successors have been duly elected;

   2. To consider and act upon a proposal to approve an amendment to the Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees to increase the number of shares of Common Stock available for issuance thereunder; and

   3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on May 8, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                              By Order of the Board of Directors




                              R. Scott Gill
                              Secretary

Louisville, Kentucky
May 22, 1998

   PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER FIND THAT YOU MAY BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                            SYPRIS SOLUTIONS, INC.
                            455 South Fourth Street
                          Louisville, Kentucky 40202
                                (502) 585-5544

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed Proxy is solicited on behalf of Sypris Solutions, Inc. (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, June 24, 1998, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Camberley Brown Hotel, 335 West Broadway, Louisville, Kentucky 40202. The Company's telephone number is (502) 585-5544.

   These proxy solicitation materials were mailed on or about May 22, 1998 to all shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A copy of the Annual Report on Form 10-K of Group Technologies Corporation ("GTC") for the fiscal year ended December 31, 1997, including financial statements, was sent to the shareholders concurrently with this Proxy Statement.

   On March 30, 1998, Sypris Solutions, Inc. became the successor to GTC pursuant to a reincorporation merger of GTC with and into Sypris Solutions, Inc., which was a wholly-owned subsidiary of GTC (the "Reincorporation"). The Reincorporation followed the merger of Tube Turns Technologies, Inc. and Bell Technologies, Inc. with and into wholly-owned subsidiaries of GTC and the merger of Group Financial Partners, Inc. with and into GTC (collectively, the "Reorganization"). In addition, immediately after the Reorganization but prior to the Reincorporation, GTC effected a 1-for-4 reverse stock split (the "Reverse Stock Split"). All share and per share information in this Proxy Statement reflects this Reverse Stock Split. However, the information incorporated by reference from the Annual Report on Form 10-K of GTC for the fiscal year ended December 31, 1997 does NOT reflect the effect of the Reverse Stock Split.

Record Date and Share Ownership

   Shareholders of record at the close of business on May 8, 1998 (the "Record Date") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the Record Date, 9,421,073 shares of Common Stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of 5% or more of the Company's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

Voting and Solicitation

   Each shareholder of Common Stock is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors. The holders of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Shares present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum exists.

   If the enclosed form of proxy is executed, returned and not revoked, it will be voted in accordance with the specifications, if any, made by the shareholders, and if specifications are not made, it will be voted FOR the election of director nominees named herein and FOR the proposal to approve the amendment to the Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees. If any other matter, not known or determined at the time of solicitation of proxies, properly comes before the Annual Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: R. Scott Gill, Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If a shareholder is not attending the Annual Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Annual Meeting.

   Abstentions and executed proxies returned by a broker holding shares of Company Common Stock in street name which indicate that the broker does not have discretionary authority as to certain shares to vote on one or more matters ("broker non-votes") will be considered present at the Annual Meeting for purposes of establishing a quorum. Abstentions will not be voted. Broker non-votes will not be counted as votes cast on any matter to which they relate. Except as otherwise indicated, an affirmative vote of a majority of the number of shares of stock present or represented by proxy at the Annual Meeting and entitled to vote shall decide any question brought before the Annual Meeting. The election of the directors named in this Proxy Statement will be determined by the vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and abstentions and broker non-votes will have no effect on the outcome of the vote on such election.

   As of May 8, 1998, Robert E. Gill, Virginia G. Gill, Jeffrey T. Gill and R. Scott Gill (the "Gill Family") beneficially owned an aggregate of 8,361,711 shares of the Company Common Stock or approximately 88.8% of the shares of Company Common Stock outstanding on such date. The members of the Gill Family have indicated their intention to vote their shares of Company Common Stock in favor of approval and adoption of each of the proposals.

   The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information with respect to beneficial ownership of Common Stock as of May 8, 1998, including beneficial ownership (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of each class of stock, (ii) by each of the Company's directors who owns shares, (iii) by each of the Named Officers reflected in the Summary Compensation Table, and (iv) by all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them.


                                                                        Shares Beneficially Owned
                                                                       ----------------------------
                                                                               Common Stock
                                                                       ----------------------------
   Name                                                                   Number           Percent
   ----                                                                ------------       ---------
   Robert E. Gill (1)                                                     3,275,666           34.8%
   455 South Fourth Street
   Louisville, Kentucky 40202

   Virginia G. Gill (2)                                                   3,275,666           34.8%
   455 South Fourth Street
   Louisville, Kentucky 40202

   Jeffrey T. Gill (3)                                                    2,733,340           29.0%
   455 South Fourth Street
   Louisville, Kentucky 40202

   R. Scott  Gill (4)                                                     2,352,705           25.0%
   455 South Fourth Street
   Louisville, Kentucky 40202

   Henry F. Frigon (5)                                                       32,970              *
   William L. Healey                                                            500              *
   Roger W. Johnson (6)                                                      12,080              *
   Sidney R. Petersen (7)                                                    32,657              *
   Robert Sroka (8)                                                           7,237              *
   Thomas W. Lovelock (9)                                                    12,731              *
   David D. Johnson (10)                                                     16,632              *
   James G. Cocke (11)                                                        3,125              *

   Current directors and executive officers as a group (15 persons)       8,689,383           89.5%

------------

*  less than 1%.

(1) Includes 1,652,834 shares beneficially owned by Virginia G. Gill, his wife. Mr. Gill is also a director and executive officer of the Company and was a Named Officer during the fiscal year ended December 31, 1997.

(2) Includes 1,622,832 shares beneficially owned by Robert E. Gill, her husband.

(3) Includes 23,975 shares beneficially owned by Patricia Gill, his wife. Mr. Gill is also a director and executive officer of the Company.

(4) Mr. Gill is also a director and executive officer of the Company. Mr. Gill has notified the Company of his resignation as an officer effective June 15, 1998.

(5) Includes 31,720 shares issuable under currently exercisable stock options.

(6) Includes 12,080 shares issuable under currently exercisable stock options.

(7) Includes 32,032  shares issuable under currently exercisable stock options.

(8) Includes 7,237 shares issuable under currently exercisable stock options.

(9) Includes 9,375 shares issuable under currently exercisable stock options. Mr. Lovelock was a Named Officer during the fiscal year ended December 31, 1997.

(10) Includes 16,250 shares issuable under currently exercisable stock options. Mr. Johnson was a Named Officer during the fiscal year ended December 31, 1997.

(11) Includes 3,125 shares issuable under currently exercisable stock options. Mr. Cocke was a Named Officer during the fiscal year ended December 31, 1997.

Section 16(a) Beneficial Ownership Reporting Compliance

     Incorporated by reference to Item 10, Section 16(a) Beneficial Ownership Reporting Compliance, of the Annual Report on Form 10-K of GTC for the fiscal year ended December 31, 1997.

Certain Relationships and Transactions

     Incorporated by reference to Item 13 of the Annual Report on Form 10-K of GTC for the fiscal year ended December 31, 1997.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

     A board of eight directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's eight nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until a successor has been elected and qualified.

     The following table contains certain information concerning the nominees, all of whom are currently serving as directors, which has been furnished to the Company by the individuals named.


  Name                      Age      Position and Principal Occupation
  ----                      ---      ---------------------------------
  Robert E. Gill             72      Director; Chairman of the Board of the
                                     Company

  Jeffrey T. Gill            42      Director; President and Chief Executive
                                     Officer of the Company

  R. Scott Gill              39      Director; Senior Vice President and
                                     Secretary of the Company

  Henry F. Frigon            63      Director; Consultant; Former Executive Vice
                                     President - Corporate Development and
                                     Strategy and Chief Financial Officer of
                                     Hallmark Cards, Inc.; Former President and
                                     Chief Executive Officer of BATUS, Inc.

  William L. Healey          53      Director; Chairman, President and Chief
                                     Executive Officer of Smartflex Systems,
                                     Inc.

  Roger W. Johnson           63      Director; Consultant; Former Administrator
                                     of U.S. General Services Administration;
                                     Former Chairman and Chief Executive Officer
                                     of Western Digital Corporation

  Sidney R. Petersen         67      Director; Retired; Former Chairman and
                                     Chief Executive Officer of Getty Oil, Inc.

  Robert Sroka               49      Director; Consultant; Former Managing
                                     Director of J.P. Morgan

     The following is a brief summary of the business experience of each of the nominees.

     Robert E. Gill served as a director of GTC since 1989 and began serving as a director and Chairman of the Board of the Company in September 1997. He also served as Chairman of the Board of GTC from 1989 to 1992 and as its

President and Chief Executive Officer from October 1996 until February 1997. Mr. Gill co-founded Group Financial Partners, Inc. ("GFP"), the former parent corporation of the Company, and served as Chairman of the Board of GFP since its inception in 1983 until its merger with GTC in March, 1998 and as its President and Chief Executive Officer from 1983 through 1992. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

     Jeffrey T. Gill served as a director of GTC since 1989, as Chairman of the Board of GTC from 1992 until March 1998 and has served as a director, President and Chief Executive Officer of the Company since September 1997. Mr. Gill co-founded GFP and served as a director of GFP since its inception in 1983 and as its President and Chief Executive Officer since 1992 until its merger with GTC in March 1998. Jeffrey T. Gill is the son of Robert E. Gill and the brother of
R. Scott Gill.

     R. Scott Gill has served as a director, Senior Vice President and Secretary of the Company since September 1997. Mr. Gill co-founded GFP and served as a director of GFP since its inception in 1983 and as its Vice President and Secretary since 1983 until its merger with GTC in March 1998. R. Scott Gill is the son of Robert E. Gill and the brother of Jeffrey T. Gill. Mr. Gill has notified the Company of his resignation as Senior Vice President and Secretary of the Company effective June 15, 1998.

     Henry F. Frigon served as a director of GTC since 1994 and has served as a director of the Company since September 1997. Mr. Frigon is currently a private investor and business consultant. He most recently served as Executive Vice President-Corporate Development and Strategy and Chief Financial Officer of Hallmark Cards, Inc. from 1990 through 1994. He retired as President and Chief Executive Officer of BATUS, Inc. in March 1990, after serving with that company for over 10 years. Mr. Frigon currently serves as a director of H & R Block, Inc., Buckeye Technologies Inc. and Dimon, Inc.

     William L. Healey has served as a director of the Company since September 1997 and from 1996 to 1998 was a director of the Company's subsidiary, Bell Technologies, Inc. Since 1993, Mr. Healey has served as a director of Smartflex Systems, Inc. and as Chairman of the Board since 1996. He has also served as the President and Chief Executive Officer of Smartflex since 1989. Prior to joining Smartflex, Mr. Healey served in several executive positions with Silicon Systems, Inc., a principal supplier to Smartflex Systems, Inc.

     Roger W. Johnson served as a director of GTC since 1996 and has served as a director of the Company since September 1997. Mr. Johnson is currently a private investor and business consultant. Mr. Johnson served as Administrator of the United States General Services Administration from 1993 through 1996. He served as Chairman and Chief Executive Officer of Western Digital Corporation, a manufacturer of computer hard drives, from 1982 through 1993. Mr. Johnson currently serves as a director of Array Microsystems, Elexys International, Inc., Needham Funds, Inc., JTS Corporation, Insulectro and AST Computer.

     Sidney R. Petersen served as a director of GTC since 1994 and has served as a director of the Company since September 1997. In 1984, Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil, Inc. where he served in a variety of increasingly responsible management positions since 1955. Mr. Petersen currently serves as director of Avery Dennison Corporation, UnionBanCal Corporation and its subsidiary, Union Bank of California, Seagull Energy Corporation, and NICOR, Inc. and its subsidiary, NICOR Gas Company.

     Robert Sroka has served as a director of the Company since September 1997 and from 1995 to 1998 was a director of the Company's subsidiary, Bell Technologies, Inc. Since April 1998, Mr. Sroka has served as the Managing Director of Lighthouse Holdings, LLC, a private investment and business consulting company. From 1994 to 1998, Mr. Sroka served as Managing Director of Investment Banking-Mergers and Acquisitions for J.P. Morgan. From 1985 to 1998, he held several senior executive positions at J.P. Morgan, including Vice President-Investment Banking and Vice President-Corporate Finance.

     Officers are appointed by the Board of Directors and serve at the discretion of the Board.

     MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

Board of Directors and Committees of the Board

     The Board of Directors of GTC held a total of seven regularly scheduled and special meetings during the fiscal year ended December 31, 1997. All incumbent directors attended more than 75% of the meetings of the Board of Directors and the respective committees of which they are members. The Board of Directors currently has four standing committees as described below.

     The Audit and Finance Committee of the Board of Directors currently consists of Roger W. Johnson, William L. Healey and Robert Sroka. The Audit and Finance Committee has responsibility for consulting with the Company's officers regarding the appointment of independent auditors, discussing the scope of the auditor's examination, reviewing annual financial statements, and consulting with the independent auditors on the adequacy of internal controls. During fiscal 1997, the members of this Committee at GTC were Sidney R. Petersen, Jeffrey T. Gill and Henry F. Frigon. The Audit Committee of GTC held one meeting during the fiscal year ended December 31, 1997.

     The Compensation Committee of the Board of Directors currently consists of Henry F. Frigon, William L. Healey and Sidney R. Petersen. The functions performed by the Compensation Committee include oversight of executive compensation, review of the Company's overall compensation programs and administration of certain of the Company's incentive compensation programs. During fiscal 1997, the members of this Committee at GTC were Jeffrey T. Gill, Robert E. Gill, Henry F. Frigon and Sidney R. Petersen. The Compensation Committee of GTC held two meetings during the fiscal year ended December 31, 1997.

     The Executive Committee of the Board of Directors currently consists of Robert E. Gill, Jeffrey T. Gill, R. Scott Gill and Henry F. Frigon. Except for certain powers which under Delaware law may only be exercised by the full Board of Directors, the Executive Committee has and exercises the powers of the Board in monitoring the management of the business of the Company between meetings of the Board of Directors. During fiscal 1997, the members of this Committee at GTC were Jeffrey T. Gill, Robert E. Gill and Thomas W. Lovelock. The Executive Committee of GTC held one meeting during the fiscal year ended December 31, 1997.

     The Nominating and Governance Committee of the Board of Directors currently consists of Sidney R. Petersen, Roger W. Johnson and Robert Sroka. The Nominating and Governance Committee evaluates the members of the Board of Directors and the Chief Executive Officer and makes related recommendations to the Board of Directors. This committee was established in April 1998. The Nominating and Governance Committee will not consider nominations recommended by security holders.

     GTC previously had an Option Plan Committee consisting of Robert E. Gill and Jeffrey T. Gill. The Option Plan Committee and the full Board of Directors shared responsibility for the administration of GTC's stock option programs. The Option Plan Committee of GTC held one meeting during the fiscal year ended December 31, 1997.

     GTC also previously had a Strategic Development Committee consisting of Jeffrey T. Gill, Henry F. Frigon, Roger W. Johnson and Thomas W. Lovelock. The Strategic Development Committee had responsibility for assisting management of GTC in defining overall strategic goals and objectives for GTC. The Strategic Development Committee held no meetings during the fiscal year ended December 31, 1997.

Compensation of Directors

   Independent Directors are paid an annual retainer of $15,000, a fee of $1,000 for attending each Board meeting ($300 if attendance is by phone), a fee of $1,250 for acting in the capacity of chairman for each Committee meeting ($300 if attendance is by phone) and a fee of $1,000 for attending each Committee meeting ($300 if attendance is by phone). Committee fees are only earned if the Committee meetings are held on a date other than a Board meeting date. Independent Directors may elect to receive their annual retainer and meeting fees in the form of stock options granted pursuant to the Independent Directors' Stock Option Plan in lieu of cash. During 1997, Mr. Frigon, Mr. Johnson and Mr. Petersen elected to receive their annual retainer and meeting fees in the form of stock options. Independent Directors also receive initial and annual grants of stock options for each elected term as a director under the Company's Independent Directors' Stock Option Plan. During 1997, Mr. Frigon, Mr. Johnson and Mr. Petersen were granted options to purchase 13,800 shares, 6,546 shares and 13,800 shares, respectively, for annual retainer and meeting fees. No director exercised stock options in 1997. All directors are reimbursed for travel and related expenses incurred by them in attending Board and Committee meetings. Directors who are employees of the Company or any of its affiliates are not eligible to receive compensation for services rendered as a director.

Executive Officers

   The executive officers of the Company, their ages and their positions with the Company are as follows:



   Name               Age   Position with the Company
   ----               ---   -------------------------

   Robert E. Gill      72   Chairman of the Board

   Jeffrey T. Gill     42   President and Chief Executive Officer

   John M. Kramer      55   President and Chief Executive Officer of Tube Turns
                            Technologies, Inc.

   John B. Krauss      62   President and Chief Executive Officer of Metrum-
                            Datatape, Inc.

   Thomas W. Lovelock  55   President and Chief Executive Officer of Group
                            Technologies Corporation

   Henry L. Singer II  52   President and Chief Executive Officer of Bell
                            Technologies, Inc.

   R. Scott Gill       39   Senior Vice President, Secretary

   Richard L. Davis    44   Senior Vice President

   David D. Johnson    42   Vice President and Chief Financial Officer,
                            Treasurer

   Anthony C. Allen    39   Vice President and Controller, Assistant Secretary

   Robert E. Gill served as a director of GTC since 1989 and began serving as a director and Chairman of the Board of the Company in September 1997. He also served as Chairman of the Board of GTC from 1989 to 1992 and as its President and Chief Executive Officer from October 1996 until February 1997. Mr. Gill co-founded Group Financial Partners, Inc. ("GFP"), the former parent corporation of the Company, and served as Chairman of the Board of GFP since its inception in 1983 until its merger with GTC in March, 1998 and as its President and Chief Executive Officer from 1983 through 1992. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

   Jeffrey T. Gill served as a director of GTC since 1989, and as Chairman of the Board of GTC from 1992 until March 1998 and has served as a director, President and Chief Executive Officer of the Company since September 1997. Mr. Gill co-founded GFP and served as a director of GFP since its inception in 1983 and as its President and Chief Executive Officer since 1992 until its merger with GTC in March 1998. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

   John M. Kramer has served as a director and President and Chief Executive Officer of Tube Turns Technologies, Inc. since 1985. From 1977 to 1985, he served in various executive positions at Tube Turns Technologies, Inc. Prior thereto, Mr. Kramer served as Manager of Production Planning for Xerox from 1974 to 1976.

     John B. Krauss has served as President and Chief Executive Officer of Metrum-Datatape, Inc. since December 1997. From February 1996 to December 1997, Mr. Krauss served as Vice President of Bell Technologies, Inc. From April 1995 to December 1996, he served as General Manager of the Metrum Division of GTC and the Metrum Division of Bell Technologies, Inc. From 1991 to 1995, Mr. Krauss served as President and Chief Executive Officer of Kids, Kids, Kids, Inc., a child entertainment company. Since 1983, Mr. Krauss has served as a director for Research Products Corporation, a private heating and ventilation company.

     Thomas W. Lovelock has served as President and Chief Executive Officer of GTC since February 1997 and as a director from March 1997 to March 1998. He was also Vice President of Operations of GTC from 1989 to 1993. From 1995 to 1997, Mr. Lovelock served as President and Chief Executive Officer of Bell Technologies, Inc. and from 1993 to 1995, Mr. Lovelock served as its Executive Vice President and Chief Operating Officer.

     Henry L. Singer II has served as President and Chief Executive Officer of Bell Technologies, Inc. since March 1998. From 1991 to 1998, he served as President of Powers Process Controls Unit of Crane Co., a manufacturer of specialty commercial and institutional plumbing products. From 1975 to 1991, Mr. Singer served in various other management positions at Powers Process Controls Unit of Crane Co. From 1968 to 1971, he was a Production Value Engineer at Lockheed Aircraft.

     R. Scott Gill has served as a director, Senior Vice President and Secretary of the Company since September 1997. Mr. Gill co-founded GFP and served as a director of GFP since its inception in 1983 and as its Vice President and Secretary since 1983 until its merger with GTC in March 1998. R. Scott Gill is the son of Robert E. Gill and the brother of Jeffrey T. Gill. Mr. Gill has notified the Company of his resignation as Senior Vice President and Secretary of the Company effective June 15, 1998.

     Richard L. Davis has served as Senior Vice President of the Company since September 1997. From 1997 to March 1998, Mr. Davis served as Senior Vice President of GFP. From 1985 to 1997, he served as Vice President and Chief Financial Officer of GFP. From 1988 to 1998, he served as a director of Tube Turns Technologies, Inc., and from 1989 to 1994, he served as a director of Bell Technologies, Inc. and GTC. Prior to 1985, Mr. Davis was employed as a Corporate Controller for Armor Elevator Company and as an Audit Supervisor for Coopers and Lybrand.

     David D. Johnson served as Vice President and Chief Financial Officer of GTC since March 1996 and as Vice President and Chief Financial Officer of the Company since September 1997. From 1993 to 1996, Mr. Johnson served as Financial Director, Far East South for Molex Incorporated, which manufactures electronic components and application tooling. He served Molex in various other management positions since 1984. Prior to 1984, Mr. Johnson was a senior manager for KPMG Peat Marwick in San Francisco, California.

     Anthony C. Allen has served as Vice President, Controller and Assistant Secretary of the Company since September 1997. From 1987 to 1994, he served as Vice President and Controller of GFP and from 1994 to 1998, he served as Vice President of Finance of GFP. Mr. Allen served as a director and Treasurer of Bell Technologies, Inc. from 1994 to March 1998. From 1991 to 1997, he served as a director of Unison Commercial Group, Inc., a subsidiary of GFP.

Executive Compensation

     Incorporated by reference to Item 11 of the Annual Report on Form 10-K of GTC for the fiscal year ended December 31, 1997.

Option Grants in Last Fiscal Year

     Incorporated by reference to Item 11 of Annual Report on Form 10-K of GTC for the fiscal year ended December 31, 1997.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

     Incorporated by reference to Item 11 of the Annual Report on Form 10-K of GTC for the fiscal year ended December 31, 1997.

                         COMPENSATION COMMITTEE REPORT

Executive Compensation

Executive Compensation Philosophy. The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed entirely of outside directors. The Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock option programs for the executive officers of the Company. The Company's executive compensation policy is based on principles designed to insure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers.

Executive Compensation Components. The key components of the Company's compensation program are base salary, an annual incentive award and equity participation through stock options. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewards successful financial performance and aligns the interests of executive officers with those of stockholders. The Compensation Committee reviews each component of executive compensation on an annual basis.

Base Salary. Base salaries for executive officers are set near the average levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. Base pay increases are provided to executive officers based upon an evaluation of each executive's performance, as well as the performance of the Company as a whole. While the Compensation Committee does not establish a specific formula or target to determine base salaries, the Compensation Committee does review detailed survey data from a number of independent sources and services regarding the base salaries of executive officers in companies of similar size and in similar industries. In this regard, the Compensation Committee also considers the relative financial performance of these companies, especially with regard to growth in earnings and return on net assets. The Compensation Committee also considers the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and demonstrating leadership.

Annual Incentive. The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment of specific Company objectives, as well as the attainment of specific individual objectives that are established annually with each of the executive officers. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each officer's compensation at risk. Consequently, at the beginning of each year, the Compensation Committee establishes potential bonuses for executive officers based upon their (i) ability to increase earnings, and
(ii) achievement of specific operational objectives.

For 1997, the Compensation Committee of GTC established a bonus target of approximately 35% to 40% of base salaries, contingent upon the successful restructuring of GTC's operations. The Compensation Committee of GTC established the potential bonuses based upon its judgment regarding the appropriate percentage of compensation which should be based on the attainment of such results. For 1997, the Compensation Committee of GTC awarded bonuses equal to 35% to 40% of base salary based upon the successful restructuring of GTC, which included the sale of the Latin American operations and the retirement of all of GTC's outstanding debt with its lender. In addition, the Compensation Committee of GTC awarded Thomas W. Lovelock and James G. Cocke a supplemental bonus in the amount of $40,000 and $20,000, respectively, for their contribution to the successful restructuring of GTC.

Equity Participation Through Stock Options. The Compensation Committee believes that equity participation through stock options is a key component of its executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company's stockholders and the reward provided to executive officers. Stock options are granted to executive officers primarily based on the officer's actual and potential contribution to the Company's growth in earnings and the practices of other companies of similar size and in similar industries. Option grants are designed to retain executive officers and motivate them to enhance shareholder value by aligning the financial interests of the executive officers with those of the Company's stockholders. Stock options also provide an effective incentive for management to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's stock occurs over a number of years. Currently, the Compensation Committee makes recommendations to the Board of Directors for the granting of options with the actual grant of such options to be made by the Board of Directors.

Options to purchase a total of 115,000 shares of Company Common Stock were granted to Thomas W. Lovelock, James G. Cocke and David D. Johnson in 1997 with an exercise price equal to the fair market value of the underlying Company Common Stock on the date of grant. To encourage long term performance, these options vest cumulatively in equal annual installments ranging from three to eight years and expire within five to ten years from the date of grant. The Compensation Committee of GTC granted this number of options based on its judgment that this number is appropriate and desirable considering the executive officers' actual and potential contribution to the Company. The assessment of actual and potential contribution was based upon the Compensation Committee's subjective evaluation of each of the executive officers' abilities, skills, efforts and leadership.

Compensation of Chief Executive Officer. Consistent with the executive compensation policy and components described above, the Compensation Committee of GTC determined the salary, bonus and stock options received by Thomas W. Lovelock, the President and Chief Executive Officer of GTC, the predecessor to the Company, for services rendered in 1997. Mr. Lovelock received a base salary of $166,893 for the period from February 28 to December 31, 1997. On an annualized basis, Mr. Lovelock's base salary would have been $200,000. The Compensation Committee believes that this base salary was average for salaries paid to chief executive officers of companies of similar size and in similar industries. Mr. Lovelock earned a total bonus of $115,000 for 1997 for successfully restructuring GTC in a manner that was consistent with the objectives of the Board of Directors. Mr. Lovelock received options to purchase 75,000 shares of GTC Common Stock in 1997 in addition to a one-time right to purchase up to 25,000 shares of GTC Common Stock from the Company for a price equal to 70.0% of the fair market value of the stock. Mr. Lovelock purchased 4,105 shares under the one-time right program, of which 3,158 shares were issued in 1997 and 947 shares will be issued at the end of a three (3) year vesting period. The Compensation Committee of GTC determined the number of options granted to Mr. Lovelock based on its judgment that this number was appropriate and desirable in light of his actual and potential contribution to the Company and his leadership in connection with the implementation of the GTC restructuring efforts. The Compensation Committee of GTC determined the number of shares to be made available for purchase by Mr. Lovelock on a one-time basis, and the associated discount from fair market, based on its judgment that this number was appropriate and fair to compensate Mr. Lovelock for certain equity holdings that he was required to liquidate by his former employer. The assessment of actual and potential contribution was based on the Compensation Committee's subjective evaluation of Mr. Lovelock's abilities, skills, efforts and leadership.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee was formed in August of 1994 and currently is composed of Henry F. Frigon, William L. Healey and Sidney R. Petersen. None of the current members of the Compensation Committee are employees of the Company. No interlocking relationship currently exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Section 162(m) of the Internal Revenue Code

     Recently enacted Section 162(m) of the Code generally limits the corporate deduction for compensation paid to certain executive officers to one million dollars ($1,000,000), unless the compensation is performance-based. It is the Compensation Committee's intention that, so long as it is consistent with its overall compensation objectives, virtually all executive compensation shall be deductible for federal income tax purposes. It is the Compensation Committee's opinion that the shareholders' interest will be better served over the longer term by preserving the deductibility of its executive officers' compensation.

Members of the Compensation Committee

   Henry F. Frigon
   William L. Healey
   Sidney R. Petersen

Members of the Former GTC Compensation Committee

   Jeffrey T. Gill
   Robert E. Gill
   Henry F. Frigon
   Sidney R. Petersen

                               PERFORMANCE GRAPH

   The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvestment basis, from the effective date of the initial public offering of the Company's Common Stock (May 18, 1994) through December 31, 1997 for the Company, the Nasdaq Stock Market Total Return Index-- US Companies, and the Nasdaq Stock Market--Electronic Component Stocks Index. The Performance Graph assumes $100 was invested on May 18, 1994 in the Company's Common Stock or the respective indexes.

                             [GRAPH APPEARS HERE]

                Group Technologies   Nasdaq Electronic      The Nasdaq
                   Corporation       Component Stocks    Stock Market (US)
                ------------------   -----------------   -----------------
5/18/94              100.00               100                  100
6/30/94              100.00                94.23                96.58
9/30/94               90.00               104.97               104.57
12/31/94              60.00               109.2                103.38
3/31/95               52.50               136.67               112.7
6/30/95               46.23               194.24               128.91
9/30/95               57.50               209.28               144.44
12/31/95              25.00               180.89               146.2
3/31/96               25.00               179.77               152.91
6/30/96               30.00               205.36               165.91
9/30/96               20.00               248.91               171.28
12/31/96              10.00               312.82               179.69
3/31/97               13.13               315.28               169.95
6/30/97               14.38               336.98               201.11
9/30/97               37.50               437.62               235.13
12/31/97              28.13               328.02               220.57

                                  PROPOSAL TWO

       APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN FOR KEY EMPLOYEES

     The Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees (the "Key Employees Plan") was adopted by the Board of Directors and approved at the 1995 annual meeting of shareholders of GTC. The Board of Directors has adopted a proposal to amend the Key Employees Plan to increase the aggregate number of shares of Common Stock reserved for issuance under the Key Employees Plan from 1,250,000 shares to 2,500,000 shares. The proposal to amend the Key Employees Plan is subject to shareholder approval. The Key Employees Plan provides for the grant of incentive stock options (which satisfy the requirements of Section 422(b) of the Code) ("ISOs") and nonqualified stock options (which do not satisfy such requirements) ("NSOs") to key employees of the Company, including directors of the Company who are also employees. The material features of the Key Employees Plan as currently in effect are described below.

     As of May 8, 1998, there were stock options outstanding covering 982,554 shares of Common Stock held by 86 persons and only 265,146 shares of Common Stock remained available for future awards under the Key Employees Plan. The purpose of the proposal is to increase the aggregate number of shares of Common Stock that may be issued under the Key Employees Plan by 1,250,000 shares. This proposal will provide for sufficient shares under the Key Employees Plan to accommodate the increase in the number of key employees of the Company which resulted from the Reorganization. In addition, if the proposal is adopted, the key employees of the Company who are eligible to participate in the Key Employees Plan, including the Company's President and Chief Executive Officer, who is also a member of the Company's Board of Directors, could receive more benefits under the Key Employees Plan than they could if the proposal is not adopted.

     The following constitutes a brief discussion of the material features of the Key Employees Plan and is qualified in its entirety by reference to the full text of the Key Employees Plan, as amended, a copy of which is attached as Exhibit A to this Proxy Statement.

     Subject to the authority vested in the full Board of Directors, the Compensation Committee generally administers the Key Employees Plan. None of the members of the Compensation Committee are eligible to receive options under the Key Employees Plan. An employee is selected to receive options under the Key Employees Plan at the discretion of the full Board of Directors based upon the employee's past contributions to the Company or the Board's expectations of the employee's ability to contribute materially in the future to the successful performance of the Company. The Board also determines the number of shares subject to each option, fixes the period during which each option may be exercised and fixes the prices at which shares subject to options may be purchased. The aggregate fair market value (determined as of the date the option is granted) of Common Stock for which ISOs will first become exercisable by a grantee in any calendar year under all ISO plans of the Company and its subsidiaries can not exceed $100,000. Either the Compensation Committee or the Board will make any other determinations necessary or advisable for the administration of the Key Employees Plan.

     The Key Employees Plan, as amended, will authorize the issuance of up to 2,500,000 shares of Common Stock. Currently the Key Employees Plan has 1,250,000 shares of Common Stock authorized for issuance. The shares to be issued under the Key Employees Plan will be currently authorized but unissued shares or shares held by the Company in its treasury. The number of shares of Common Stock available under the Key Employees Plan will be subject to adjustment by either the Compensation Committee or the Board to prevent dilution in the event of a stock split, reorganization, merger, consolidation, combination, exchange of shares, stock dividend or certain other events. Shares of Common Stock subject to unexercised options that expire or are terminated prior to the end of the period during which options may be granted will be restored to the number of shares available for issuance under the Key Employees Plan.

     Each option granted under the Key Employees Plan will be evidenced by an agreement which will establish the period in which the option may be exercised. The maximum term of each ISO is ten (10) years except for an ISO granted to an employee beneficially owning ten percent (10%) of Common Stock ("Ten Percent Owner"). The exercise period for ISOs granted to a Ten Percent Owner may not exceed five (5) years from the date of grant. The exercise price of all ISOs and NSOs granted under the Key Employees Plan must be at least 100% of the fair market value of such shares on the date of grant or, in the case of an ISO granted to a Ten Percent Owner, 110% of the fair market value of such shares.

     No part of any option may be exercised to the extent that the exercise would cause the grantee to have compensation from the Company in any year in excess of $1,000,000 and which is nondeductible to the Company pursuant to
Section 162(m) of the Code and regulations issued thereunder. The purchase price of the shares to be paid to the Company at the time of exercise may be paid in cash or in such other consideration as the Board deems appropriate, including Common Stock already owned by the grantee.

     Options granted pursuant to the Key Employees Plan are not transferable except upon the death of a grantee, in which event they may be transferred only in accordance with and to the extent provided for in the laws of descent and distribution. If a grantee's employment with the Company shall terminate for any reason other than death, disability or retirement, all rights to exercise his options shall terminate at the date of such termination of employment. If a grantee dies while employed by the Company or within three (3) months after termination of his employment due to a disability, the grantee's options may be exercised by the person to whom the grantee's options have passed by will or applicable law, at the earlier of the expiration date of the options or one (1) year after the grantee's death. If the grantee's employment is terminated because of a disability and the grantee has not died within the three (3) months following such termination, the grantee may exercise his options at the earlier of the expiration date or one (1) year after termination of his employment. If the grantee's employment terminates by reason of his retirement, generally his right to exercise his options shall terminate at the earlier of the expiration date of the options or three (3) months after the termination of employment. However, in certain cases, the Board of Directors, pursuant to the provisions of the Key Employees Plan, has authorized the Company to extend the amount of time that a grantee has to exercise an option after the grantee has terminated employment from the Company.

     ISOs granted under the Key Employees Plan are intended to be "incentive stock options" as defined by Section 422 of the Code. Under present law, the grantee of an ISO will not realize taxable income upon the grant or the exercise of the ISO. The Company will not receive an income tax deduction at either of such times. If the grantee does not dispose of the shares of Common Stock acquired upon exercising an ISO within either (i) two (2) years after the date of grant of the ISO, or (ii) one (1) year after the date shares of Common Stock are transferred to the grantee pursuant to the exercise of the ISO, the gain upon a subsequent disposition of the shares will be taxed at capital gain rates. If the grantee, within either of the above periods, disposes of the shares of Common Stock acquired upon the exercise of an ISO, the grantee will recognize as ordinary income in the year of disposition in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. In such event, the Company would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the grantee. The gain in excess of such amount recognized by the grantee as ordinary income would be taxed as a long-term capital gain or short-term capital gain (subject to the holding period requirements for long-term or short-term capital gain treatment).

     The exercise of an ISO will result in the inclusion of the excess of the stock's fair market value on the date of exercise over the exercise price in the grantee's alternative minimum taxable income. Liability for the alternative minimum tax is complex and depends upon an individual's overall tax situation.

     Upon exercise of an NSO granted under the Key Employees Plan or upon the exercise of an ISO that does not qualify for the tax treatment described above, the grantee will realize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock received over the exercise price of such shares, which is subject to applicable income and employment tax withholding. That amount increases the grantee's basis in the stock acquired pursuant to the exercise of the NSO or ISO not qualifying for the tax treatment described above. Upon a subsequent sale of the stock, the grantee will recognize short-term or long-term capital gain or loss depending on his holding period for the stock and upon the stock's subsequent appreciation or depreciation in value. The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the grantee upon the grantee's exercise of the option.

     The following options were granted during the year ended December 31, 1997. The options become exercisable over various periods ranging from one (1) year to eight (8) years from the date of grant and have terms ranging from five (5) years to ten (10) years from the date of grant. The number of such options granted with respect to the Key Employees is set forth below:

                                                                          Weighted
                                                                           Average
                                                            Number of     Exercise   Value of Options
Name                                                     Options Granted    Price   at May 8, 1998 (1)
----                                                     ---------------  --------  ------------------
Thomas W. Lovelock.....................................       75,000        $4.75         $450,250
David D. Johnson.......................................       15,000         4.24           97,650
James G. Cocke.........................................       25,000         5.00          143,750
All current executive officers as a group (2 persons)..       90,000         4.66          547,900
All employees, including all current officers who are
  not executive officers as a group (20 persons).......       77,575        $5.37         $346,723(2)

-----------------
(1) Based on the closing price of Common Stock as reported in the Nasdaq Stock Market on May 8, 1998 of $10.75 per share.

(2) Value is based on options to purchase 56,575 shares at a weighted average exercise price of $4.62. All other options were not "in the money" on May 8, 1998, or were cancelled due to employee terminations. The actual value of these options, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised.

     While the Board intends to continue the Key Employees Plan in effect until the scheduled termination date on October 27, 2004, the Board may modify, amend, or terminate the Key Employees Plan without a vote of the shareholders. The terms of the Key Employees Plan require shareholder approval for certain modifications and amendments to the Key Employees Plan. The Board may also seek shareholder approval of material amendments to the Key Employees Plan in order to qualify the options issued as ISOs under the Code and/or to meet the requirements for inclusion on the Nasdaq Stock Market or listing on any exchange on which the Company's securities are or may be listed.

     The affirmative vote of at least a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the proposal to amend the Key Employees Plan. If not approved, the amendment will not become effective.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE KEY EMPLOYEES PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE.


                              INDEPENDENT AUDITORS

     The Company has not yet selected an independent public accountant and auditor for the fiscal year ending December 31, 1998. Management of the Company is currently reviewing whether it is in the best interest of the Company to solicit competitive proposals from a number of accounting firms, including Ernst & Young LLP, for the current year. If a decision is made to solicit competitive proposals, it is anticipated that the Company will select an independent accountant and auditor from those submitting proposals on or before September 30, 1998. Otherwise, the Company anticipates it will again select Ernst & Young LLP to serve as the Company's independent public accountants and auditors for the fiscal year ending December 31, 1998. Ernst & Young LLP has audited the Company's financial statements for the fiscal years ending December 31, 1985 through December 31, 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring any other matter before the Annual Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Annual Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

     You are cordially invited to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's Annual Meeting for the fiscal year ending December 31, 1998 must be received by the Company no later than January 22, 1999, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 ANNUAL REPORT

     A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 is being mailed with this Proxy Statement, but is not to be considered a part hereof except as specifically incorporated by reference herein. Additional copies of the Annual Report on Form 10-K, including the financial statements and schedules thereto, but excluding the exhibits, will be provided free of charge upon written request to:

          Sypris Solutions, Inc.
          Investor Relations Department
          455 South Fourth Street
          Louisville, Kentucky 40202


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Items 10 (Section 16(a) Beneficial Ownership Reporting Compliance), 11 and 13 of the Annual Report on Form 10-K of GTC for the fiscal year ended December 31, 1997 are incorporated herein by reference.


                              By Order of the Board of Directors



                              R. Scott Gill
                              Secretary

Louisville, Kentucky
May 22, 1998

                                                                       EXHIBIT A
                             SYPRIS SOLUTIONS, INC.
                    1994 STOCK OPTION PLAN FOR KEY EMPLOYEES
                           ADOPTED ON OCTOBER 27,1994

                AS AMENDED AND RESTATED EFFECTIVE MARCH 30, 1998


                                    PREAMBLE
                                    --------

     The Sypris Solutions, Inc. Stock Option Plan for Key Employees is a restatement of the Group Technologies Corporation 1994 Stock Option Plan for Key Employees adopted by Group Technologies Corporation effective October 27, 1994. Group Technologies Corporation was merged into Sypris Solutions, Inc. effective March 30, 1998, with Sypris Solutions, Inc. being the surviving corporation. Pursuant to the provisions of the plan, Group Technologies Corporation common stock subject to the plan and outstanding options under the plan are automatically by virtue of the merger converted into and replaced by Sypris Solutions, Inc. common stock. The plan is hereby amended and restated, as set forth herein, to reflect the changes caused by the merger.

     1. Purpose. The purpose of the Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees is to promote the interests of Company by affording an incentive to certain key employees to remain in the employ of Company and its Subsidiaries and to use their best efforts in its behalf and to aid Company and its Subsidiaries in attracting, maintaining, and developing capable personnel of a caliber required to ensure the continued success of Company and its Subsidiaries by means of an offer to such persons of an opportunity to acquire or increase their proprietary interest in Company through the granting of incentive stock options and nonstatutory stock options to purchase Company's stock pursuant to the terms of the Plan.

     2.   Definitions.

          A.  "Board" means Company's Board of Directors.

          B.  "Code" means the Internal Revenue Code of 1986, as amended.

          C. "Common Stock" means Company's common stock, $.01 par value, or the common stock or securities of a Successor that have been substituted theretofore pursuant to Section 9.

          D. "Company" means Sypris Solutions, Inc., a Delaware corporation, with its principal place of business at 455 South Fourth Street, Suite 350, Louisville, Kentucky 40202.

          E. "Disability" means, as defined by and to be construed in accordance with Code Section 22(e)(3), any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and that renders Optionee unable to engage in any substantial gainful activity. An Optionee shall not be considered to have a Disability unless Optionee furnishes proof of the existence thereof in such form and manner, and at such time, as the Committee may require.

          F. "ISO" means an option to purchase Common Stock which at the time the option is granted under the Plan qualifies as an incentive stock option within the meaning of Code Section 422.

          G. "NSO" means a nonstatutory stock option to purchase Common Stock which at the time the option is granted under the Plan does not qualify as an ISO.

          H. "Option Price" means the price to be paid for Common Stock upon the exercise of an option granted under the Plan in accordance with Section 7.B.

          I. "Optionee" means an employee to whom options have been granted under the Plan.

          J. "Plan" means the Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees, as set forth herein, and as amended from time to time.

          K. "Compensation Committee" means the Compensation Committee of the Board that administers the Plan, pursuant to Section 4.

          L. "Optionee Representative" means the Optionee's estate or the person or persons entitled thereto by will or by applicable laws of descent and distribution.

          M. "Subsidiary" shall mean any corporation which at the time an option is granted under the Plan qualifies as a subsidiary of Company under the definition of "subsidiary corporation" contained in Code Section 424(f), or any similar provision thereafter enacted.

          N. "Successor" means the entity surviving a merger or consolidation with Company, or the entity that acquires all or a substantial portion of Company's assets or outstanding capital stock (whether by merger, purchase or otherwise).

          O. "Ten Percent Shareholder" means an employee who, at the time an option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Company or Subsidiary employing the Optionee or of its parent (within the meaning of Code Section 424(e)) or subsidiary (within the meaning of Code Section 424(f)) corporation.

     3.   Shares Subject to Plan.

          A. Authorized Unissued or Treasury Shares. Subject to the provisions of Section 9, the shares to be delivered upon exercise of options granted under the Plan shall be made available, at the discretion of the Board, from the authorized unissued shares or treasury shares of Common Stock.

          B. Aggregate Number of Shares. Subject to adjustments and substitutions made pursuant to the provisions of Section 9, the aggregate number of shares that may be issued upon exercise of all options that may be granted under the Plan effective March 30, 1998 shall not exceed one million two hundred fifty thousand (1,250,000) of Company's authorized shares of Common Stock. Effective as of the date of approval by shareholders of Company holding not less than a majority of the votes represented and entitled to be voted at a duly held meeting of Company's shareholders, the aggregate number of shares shall be increased to two million five hundred thousand (2,500,000) of Company's authorized shares of Common Stock.

          C. Shares Subject to Expired Options. If any option granted under the Plan expires or terminates for any reason without having been exercised in full in accordance with the terms of the Plan, the shares of Common Stock subject to, but not delivered under, the option shall become available for any lawful corporate purpose, including for transfer pursuant to other options granted to the same employee or other employees without decreasing the aggregate number of shares of Common Stock that may be granted under the Plan.

     4. Administration. The Plan shall be administered by the Compensation Committee of the Board. The Compensation Committee shall have full power and authority to construe, interpret, and administer the Plan and to adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of Company.

     5.   Grant of Options.

          A. Board Authority. Subject to the terms, provisions and conditions of the Plan, the Board shall have full and final authority in its discretion:
(i) to select the employees to whom options shall be granted; (ii) to authorize the granting of ISOs, NSOs or a combination of ISOs and NSOs; (iii) to determine the number of shares of Common Stock subject to each option; (iv) to determine the time or times when options shall be granted, the manner in which each option shall be exercisable, and the duration of the exercise period; (v) to fix such other provisions of the option agreement as it may deem necessary or desirable consistent with the terms of the Plan; and (vi) to determine all other questions relating to the administration of the Plan. The interpretation of any provisions of the Plan by either the Board or the Compensation Committee shall be final, conclusive, and binding upon all persons and the officers of Company shall place into effect and shall cause Company to perform its obligations under the Plan in accordance with the determinations of the Board or the Compensation Committee in administering the Plan.

          B. $100,000 ISO Limitation. Notwithstanding the foregoing, the aggregate fair market value (determined as of the date the option is granted) of the Common Stock for which ISOs shall first become exercisable by an Optionee in any calendar year under all ISO plans of Company and its Subsidiaries shall not exceed $100,000. Options in excess of this limitation shall constitute NSOs.

     6. Eligibility. Key employees of Company and its subsidiaries including officers and directors, shall be eligible to receive options under the Plan. No director of Company who is not also an employee of Company or a Subsidiary shall be entitled to receive an option under the Plan. Key employees to whom options may be granted under the Plan shall be those elected by the Board from time to time who, in the sole discretion of the Board, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of Company and its Subsidiaries.

     7. Terms and Conditions of Options. Each option granted under the Plan shall be evidenced by an option agreement signed by the Optionee and by a member of the Board on behalf of Company. An option agreement shall constitute a binding contract between Company and the Optionee, and every Optionee, upon acceptance of such option agreement, shall be bound by the terms and restrictions of the Plan and of the option agreement. Such agreement shall be subject to the following express terms and conditions and to such other terms and conditions that are not inconsistent with the Plan and that the Board may deem appropriate.

          A. Option Period. Each option agreement shall specify the period for which the option thereunder is granted and shall provide that the option shall expire at the end of such period. The Board may extend such period provided that, in the case of an ISO, such extension shall not in any way disqualify the option as an ISO without the Optionee's consent. In no case shall such period, including any such extensions, exceed ten (10) years from the date of grant, provided, however, that in the case of an ISO granted to a Ten Percent Stockholder, such period, including extensions, shall not exceed five (5) years from the date of grant.

          B. Option Price. The Option Price for ISOs and NSOs shall be: (i) the fair market value of the Common Stock on the date the option is granted, or
(ii) in the case of an ISO granted to a Ten Percent Shareholder, one hundred ten percent (110%) of the fair market value of the Common Stock on the date the option is granted and shall be subject to adjustments in accordance with the provisions of Section 9.

          C. Fair Market Value. The fair market value of Common Stock on any given measurement date shall be determined as follows:

               (i) if the Common Stock is traded on the over-the-counter market, the closing sale price for the Common Stock in the over-the-counter market on the measurement date (or if there was no sale of the Common Stock on such date, on the immediately preceding date on which there was a sale of the Common Stock), as reported by the National Association of Securities Dealers Automated Quotation System; or

               (ii) if the Common Stock is listed on a national securities exchange, the closing sale price for the Common Stock on the Composite Tape on the measurement date; or

               (iii) if the Common Stock is neither traded on the over-the-counter market nor listed on a national securities exchange, such value as the Board, in good faith, shall determine.

          D. Payment of Option Price. Each option shall provide that the purchase price of the shares as to which an option shall be exercised shall be paid to Company at the time of exercise either in cash or in such other consideration as the Board deems acceptable, and which other consideration in the Board's sole discretion may include: (i) Common Stock of Company already owned by the Optionee having a total fair market value on the date of exercise, determined in accordance with Section 7.C., equal to the purchase price, (ii) Common Stock of Company issuable upon the exercise of a Plan option and withheld by Company having a total fair market value on the date of exercise, determined in accordance with Section 7.C., equal to the purchase price, or (iii) a combination of cash and Common Stock of Company (either shares already owned by the Optionee or shares being withheld upon the exercise of a Plan option) having a total fair market value on the date of exercise, determined in accordance with
Section 7.C, equal to the amount of the purchase price not paid in cash.

          E. Manner of Exercise. Subject to the terms and conditions of any applicable option agreement, any option granted under the Plan may be exercised in whole or in part. To initiate the process for the exercise of an option: (i) the Optionee shall deliver to Company, or to a broker-dealer in the Common Stock with the original copy to Company a written notice specifying the number of shares as to which the option is being exercised and, if determined by counsel for Company to be necessary, representing that such shares are being acquired for investment purposes only and not for the purpose of resale or distribution; and (ii) the Optionee, or the broker-dealer, shall pay for the exercise price of such shares with cash, or if the Board in its discretion agrees to so accept, by delivery to Company of Common Stock of Company (either shares already owned by the Optionee or shares being withheld upon the exercise of a Plan option), or in some combination of cash and such Common Stock acceptable to the Board. If payment of the Option Price is made with Common Stock, the value of the Common Stock used for such payment shall be the fair market value of the Common Stock on the date of exercise, determined in accordance with Section 7.C. The date of exercise of a stock option shall be determined under procedures established by the Board, but in no event shall the date of exercise precede the date on which both the written notice of intent to exercise an option and full payment of the exercise price for the shares as to which the option is being exercised have been received by Company. Promptly after receiving full payment for the shares as to which the option is being exercised and, provided that all conditions precedent contained in the Plan are satisfied, Company shall, without transfer or issuance tax or other incidental expenses to Optionee, deliver to Optionee a certificate for such shares of the Common Stock. If an Optionee fails to accept delivery of the Common Stock, the Optionee's rights to exercise the applicable portion of the option shall terminate.

          F. Exercises Causing Loss of Compensation Deduction. No part of an option may be exercised to the extent the exercise would cause the Optionee to have compensation from Company and its affiliated companies for any year in excess of $1 million and which is nondeductible by Company and its affiliated companies pursuant to Code Section 162(m). Any option not exercisable because of this limitation shall continue to be exercisable in any subsequent year in which the exercise would not cause the loss of Company's or its affiliated companies compensation tax deduction, provided such exercise occurs before lapse of the option, and otherwise complies with the terms and conditions of the Plan and option agreement.

          G. Investment Representation. Each option agreement may provide that, upon demand by the Board for such a representation, the Optionee or Optionee Representative shall deliver to the Board at the time of any exercise of an option or portion thereof a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation before delivery of Common Stock issued upon exercise of an option and before expiration of the option period shall be a condition precedent to the right of the Optionee or Optionee Representative to purchase Common Stock.

          H. ISOs. Each option agreement which provides for the grant of an ISO to an employee shall contain such terms and provisions as the Board deems necessary or desirable to qualify such option as an ISO within the meaning of Code Section 422.

          I. Exercise in the Event of Death or Termination of Employment. Unless the Board, in its sole discretion, provides otherwise in the option agreement, with these conditions shall apply to the ability of an Optionee to exercise his or her options:

               [1] If an Optionee dies; (i) while an employee of Company or a Subsidiary, or (ii) within three (3) months after termination of employment with Company or a Subsidiary because of a Disability, the Optionee's options may be exercised by Optionee Representative, to the extent that the Optionee shall have been entitled to do so on the date of death or employment termination, but not later than the expiration date specified in Section 7.A or one (1) year after the Optionee's death, whichever date is earlier.

               [2] If an Optionee's employment by Company or a Subsidiary terminates because of the Optionee's Disability and the Optionee has not died within the following three (3) months, the Optionee may exercise his or her options, to the extent that he or she shall have been entitled to do so at the date of employment termination, at any time, or from time to time, but not later than the expiration date specified in Section 7.A or one (1) year after termination of employment, whichever date is earlier.

               [3] If an Optionee's employment terminates by reason of retirement in accordance with the terms of Company's tax-qualified retirement plans or with the consent of the Board, all right to exercise his or her options shall terminate at the expiration date specified in Section 7.A or three (3) months after employment termination, whichever date is earlier.

               [4] If an Optionee's employment terminates for any reason other than death, Disability, or retirement, all rights to exercise his or her options shall terminate on the date of employment termination.

          J. Leaves of Absence. The Board may, in its discretion, treat all or any portion of any period during which an Optionee is on military or on an approved leave of absence from Company or a Subsidiary as a period of employment of such Optionee by Company or Subsidiary for purposes of accrual of the Optionee's rights under the Plan. Notwithstanding the foregoing, if a leave of absence exceeds ninety (90) days and reemployment is not guaranteed by contract or statute, the Optionee's employment by Company or a Subsidiary for the purposes of the Plan shall be deemed to have terminated on the 91st day of the leave.

          K. Transferability of Options. An option granted under the Plan may not be transferred by the Optionee otherwise than by will or the laws of descent and distribution, and during the lifetime of the Optionee to whom granted, may be exercised only by the Optionee.

          L. No Rights as Shareholder. No Optionee or Optionee Representative shall have any rights as a shareholder with respect to Common Stock subject to option before the date of transfer to the Optionee of a certificate or certificates for the shares.

          M. No Rights To Continued Employment. The Plan and any option granted under the Plan shall not confer upon any Optionee any right with respect to continuance of employment by Company or any Subsidiary, nor shall it interfere in any way with the right of Company or any Subsidiary by which an Optionee is employed to terminate employment at any time.

          N. Tax Withholding. To the extent required by applicable law, the Optionee shall, on the date of exercise, make arrangements satisfactory to Company for the satisfaction of any withholding tax obligations that arise by reason of an option exercise or any sale of shares. The Board, in its sole discretion, may permit these obligations to be satisfied in whole or in part with: (i) cash paid by the Optionee or by a broker-dealer on behalf of the Optionee, (ii) shares of Common Stock that otherwise would be issued to the Optionee upon exercise of the option, and/or (iii) shares of Common Stock already owned by the Optionee. Company shall not be required to issue shares for the exercise of an option until such tax obligations are satisfied and Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionee.

     8. Compliance With Other Laws and Regulations. The Plan, the grant and exercise of options thereunder, and the obligation of Company to sell and deliver Common Stock under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Company shall not be required to issue or deliver any certificates for Common Stock before: (i) the listing of the Common Stock on any stock exchange or over-the-counter market on which the Common Stock may then be listed and (ii) the completion of any registration or qualification of any governmental body which Company shall, in its sole discretion, determine to be necessary or advisable. To the extent Company meets the then applicable requirements for the use thereof and to the extent Company may do so without undue cost or expense, and subject to the determination by the Board of Directors of Company that such action is in the best interest of Company, Company intends to register the issuance and sale of such Common Stock by Company under federal and applicable state securities laws using a Form S-8 registration statement under the Securities Act of 1933, as amended, or such successor Form as shall then be available.

     9.   Capital Adjustments Affecting Stock, Mergers and Consolidations.

          A. Capital Adjustments. In the event of a capital adjustment in the Common Stock resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of Common Stock subject to the Plan and the number of shares under option shall be automatically adjusted to take into account such capital adjustment.
By virtue of such a capital adjustment, the price of any share under option shall be adjusted so that there shall be no change in the aggregate purchase price payable upon exercise of any such option.

          B. Mergers and Consolidations. In the event Company merges or consolidates with another entity, or all or a substantial portion of Company's assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by a Successor, the kind of shares of Common Stock that shall be subject to the Plan and to each outstanding option shall, automatically by virtue of such merger, consolidation or acquisition, be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than the Common Stock, of the Successor, and the number of shares subject to the option and the purchase price per share upon exercise of the option shall be correspondingly adjusted, so that, by virtue of such merger, consolidation or acquisition, each Optionee shall have the right to purchase (a) that number of shares of common stock of the Successor that have a book value equal, as of the date of such merger, conversion or acquisition, to the book value, as of the date of such merger, conversion or acquisition, of the shares of Common Stock of Company theretofore subject to the Optionee's option, (b) for a purchase price per share that, when multiplied by the number of shares of common stock of the Successor subject to the option, shall equal the aggregate Option Price at which the Optionee could have acquired all of the shares of Common Stock of Company theretofore optioned to the Optionee.

          C. No Effect on Company's Rights. The granting of an option pursuant to the Plan shall not effect in any way the right and power of Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

     10. Amendment, Suspension, or Termination. The Board shall have the right, at any time, to amend, suspend or terminate the Plan in any respect that it may deem to be in the best interests of Company, except that, without approval by shareholders of Company holding not less than a majority of the votes represented and entitled to be voted at a duly held meeting of Company's shareholders, no amendment shall be made that would:

          A. increase the maximum number of shares of Common Stock which may be delivered under the Plan, except as provided in Section 9;

          B.  change the Option Price for an ISO, except as provided in Section
     9;

          C. extend the period during which an ISO may be exercised beyond the period provided in Section 7.A;

          D. make any changes in any outstanding option, without the consent of the Optionee, which would adversely affect the rights of the Optionee; or

          E.  extend the termination date of the Plan.

     11. Effective Date, Term and Approval. The effective date of the Plan is October 27, 1994 (the date of Board adoption of the Plan). The Plan was approved by stockholders of Company holding not less than a majority of the shares present and voting at its 1995 annual meeting on April 21, 1995. The Plan shall terminate ten (10) years after the effective date of the Plan and no options may be granted under the Plan after such time, but any option granted prior thereto may be exercised in accordance with its terms.

     12. Governing Law; Severability. The Plan shall be governed by the laws of the State of Delaware. The invalidity or unenforceability of any provision of the Plan or any option granted pursuant to the Plan shall not affect the validity and enforceability of the remaining provisions of the Plan and the options granted hereunder, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Plan and the options granted hereunder.

     Dated this 28th day of April, 1998.



                                           SYPRIS SOLUTIONS, INC.




                                      By:  /s/ Jeffrey T. Gill
                                           -------------------
                                           Jeffrey T. Gill
                                           President and Chief Executive Officer

                             SYPRIS SOLUTIONS INC.

              Revocable Proxy for Annual Meeting of Shareholders
                          to be held on June 24, 1998

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            SYPRIS SOLUTIONS, INC.



     The undersigned hereby appoints Robert E. Gill and Jeffrey T. Gill, and each of them, as proxies for the undersigned, with full power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Sypris Solutions, Inc. (the "Company") to be held at The Camberley Brown Hotel, 335 West Broadway, Louisville, Kentucky on Wednesday, June 24, 1998, at 10:00 a.m. local time, or any adjournment thereof, as follows, hereby revoking any proxy previously given.

                [X] Please mark your votes as in this example.

1. Election of directors. Unless authority is withheld, this proxy will be voted for the election of all nominees.

    [ ] FOR the nominees listed below       [ ] WITHHOLD AUTHORITY to vote
        (except as marked to the                for the nominees listed below
         contrary below)

    INSTRUCTIONS: TO WITHHOLD authority to vote for any individual nominee, strike a line through the nominee named in the list below.

     Henry F. Frigon     Jeffrey T. Gill     R. Scott Gill     Robert E. Gill

  William L. Healey     Roger W. Johnson     Sidney R. Petersen     Robert Sroka

2. To approve an amendment to the Sypris Solutions, Inc. 1994 Stock Option Plan for Key Employees to increase the number of shares available for issuance thereunder.

    [ ] FOR proposal 2    [ ] AGAINST proposal 2     [ ] ABSTAIN proposal 2

3. In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

    All as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

    Shares represented by this proxy will be voted as directed by the shareholder. If no direction is supplied, the proxy will be voted "FOR" all the nominees listed in proposal 1 and "FOR" proposal 2.

                                                       Dated ______________ 1998


                                                       -------------------------
                                                               Signature


                                                       -------------------------
                                                       Signature if held jointly

    Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Your shares can not be voted unless you sign and return this card.

                                  APPENDIX

                      Material Incorporated by Reference

Item 10.  Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely on GTC's review of the copies of reports of ownership on Form 3 and changes in ownership on Forms 4 and 5 filed with the Securities and Exchange Commission (the "Commission") by GTC's officers, directors and certain beneficial shareholders, or written representations furnished to GTC by these reporting persons, GTC believes that, during 1997, its officers, directors, and greater than 10% beneficial owners were in compliance with all applicable filing requirements.

Item 11.  Executive Compensation

Summary Compensation Table

     The following table sets forth the annual and long-term compensation paid or accrued by GTC during the years indicated to each of GTC's Chief Executive Officers and its other highest paid executive officers whose total salary and bonus exceeded $100,000 for the year ended December 31, 1997 (collectively, the "Named Officers").


                                                                            Long-Term
                                          Annual Compensation (1)       Compensation Awards
                                          -----------------------   ---------------------------
                                                                    Restricted         Options/          All
                                                                      Stock              SARs           Other
Name and Principal Position       Year     Salary         Bonus       Awards             (# )        Compensation
---------------------------       ----    --------       -------    ----------         --------      ------------
Robert E. Gill (2)..............  1997    $     --       $    --    $       --               --       $         --
 President & Chief Executive      1996          --            --            --               --                 --
 Officer

Thomas W. Lovelock (3)..........  1997     166,893(4)         --        14,208(5)(6)    400,000(7)          23,592(8)
 President & Chief Executive
 Officer

David D. Johnson (9)............  1997     157,308        10,000(10)        --           60,000             44,721(11)
 Vice President of                1996     115,962        50,000            --          120,000              6,206
 Finance & Chief
 Financial Officer

James G. Cocke (12).............  1997     110,385            --            --          100,000             80,307(13)
 Vice President &
 Manager of Federal
 Systems Division

________________


(1) Includes amounts deferred, at the election of the Named Officers, pursuant to GTC's 401(k) Plan. The Named Officers received certain perquisites and benefits; however, GTC has concluded that the aggregate amount of such personal benefits and other compensation is the lesser of $50,000 or 10% of the total annual salary and bonus paid to each of the Named Officers.
(2) Robert E. Gill served as President and Chief Executive Officer of GTC, without compensation of any kind from GTC or any third party, from October 31, 1996 until he resigned and was replaced by Thomas W. Lovelock on February 28, 1997 .
(3) Mr. Lovelock began serving as President and Chief Executive Officer of GTC on February 28, 1997.
(4) Pursuant to an arrangement between GTC and Bell Technologies, Inc. ("Bell"), Bell reimbursed GTC for $15,578 of the amount of Mr. Lovelock's base salary shown above.
(5) On September 30, 1997, Mr. Lovelock, in connection with his exercise of a one-time right and option to purchase shares of the Common Stock, was awarded the right to receive 3,789 shares of restricted stock, subject to a three-year vesting requirement. The dollar value shown above for such restricted shares was determined based upon closing market price for the Common Stock on September 30, 1997.
(6) As of December 31, 1997, Mr. Lovelock continued to hold the right to receive 3,789 shares of restricted stock, subject to a three-year vesting requirement. Such shares were valued at $10,657 based upon the closing market price of the Common Stock on December 31, 1997. Any dividends paid on the Company's Common Stock will also be paid on these restricted shares once the vesting requirement has been fulfilled and the shares are issued.

(7) The total number of securities underlying options granted to Mr. Lovelock during 1997 consist of 300,000 shares for options granted to Mr. Lovelock pursuant to GTC's 1994 Stock Option Plan for Key Employees and 100,000 shares for a one-time right and option to purchase shares of Common Stock which was granted to Mr. Lovelock on April 4, 1997 and which was exercisable by Mr. Lovelock between the dates of July 1, 1997 and September 30, 1997. On September 30, 1997, Mr. Lovelock exercised his right to purchase 12,632 shares of Common Stock at their full fair market value and he was awarded the right to receive 3,789 shares of restricted shares at no cost, subject to a three-year vesting requirement.

(8) The amount shown includes $14,824 for reimbursed relocation costs, $7,567 for Matching and Profit Sharing Contributions made by GTC pursuant to its 401(k) Plan, and $1,200 of premiums paid by GTC during 1997 for term life insurance for the benefit of Mr. Lovelock.
(9) David D. Johnson was hired as Vice President and Chief Financial Officer on March 22, 1996.
(10) Mr. Johnson received a lump sum cash bonus in the amount of $10,000 on April 18, 1997.
(11) The amount shown includes $6,909 for Matching and Profit Sharing Contributions made by GTC pursuant to GTC's 401(k) Plan and $37,812 for reimbursed relocation costs. Pursuant to an arrangement between GTC and its parent company, Group Financial Partners, Inc. ("GFP"), GFP paid for $34,888 of the relocation costs incurred by Mr. Johnson in connection with his move to Louisville, Kentucky in August 1997.
(12) James G. Cocke was hired as Vice President & Manager of Federal Systems Division on March 17, 1997.
(13) The amount shown includes $74,976 for reimbursed relocation expenses and $5,331 for Matching and Profit Sharing Contributions made by GTC pursuant to GTC's 401(k) Plan.

Option Grants in Last Fiscal Year

     Set forth below is information on stock options granted during the fiscal year ended December 31, 1997 to the Named Officers.



                                                 Individual Grants(1)                     Potential Realizable
                               -------------------------------------------------------      Value at Assumed
                                No. of         % of Total                                 Rates of Stock Price
                               Securities       Options         Exercise                    Appreciation for
                               Underlying      Granted to       or Base                     Option Term (2)
                                Options       Employees in       Price      Expiration    ---------------------
Name                            Granted       Fiscal Year      ($/Share)       Date           5%         10%
----                           ----------     ------------     ---------    ----------    ---------  ----------
 Robert E. Gill(3)...........          --               --            --            --           --          --

 Thomas W. Lovelock(4).......     100,000             13.0%           (5)     09/30/97            0           0
                                   12,500              1.6%       1.0625      04/06/07        8,353      21,167
                                   12,500              1.6%       1.0625      04/06/07        8,353      21,167
                                   12,500              1.6%       1.0625      04/06/07        8,353      21,167
                                   12,500              1.6%       1.0625      04/06/07        8,353      21,167
                                   12,500              1.6%       1.0625      04/06/07        8,353      21,167
                                   12,500              1.6%       1.0625      04/06/07        8,353      21,167
                                   12,500              1.6%       1.0625      04/06/07        8,353      21,167
                                   12,500              1.6%       1.0625      04/06/07        8,353      21,167
                                   25,000              3.2%         1.25      06/30/07       19,653      49,804
                                   25,000              3.2%         1.25      06/30/07       19,653      49,804
                                   25,000              3.2%         1.25      06/30/07       19,653      49,804
                                   25,000              3.2%         1.25      06/30/07       19,653      49,804
                                   25,000              3.2%         1.25      06/30/07       19,653      49,804
                                   25,000              3.2%         1.25      06/30/07       19,653      49,804
                                   25,000              3.2%         1.25      06/30/07       19,653      49,804
                                   25,000              3.2%         1.25      06/30/07       19,653      49,804

 David D. Johnson(6).........      20,000              2.6%       1.0625      04/06/07       13,364      33,867
                                   20,000              2.6%       1.0625      04/06/07       13,364      33,867
                                   20,000              2.6%       1.0625      04/06/07       13,364      33,867


 James G. Cocke(7)...........      12,500              1.6%         1.25      03/16/07        9,826      24,902
                                   12,500              1.6%         1.25      03/16/07        9,826      24,902
                                   12,500              1.6%         1.25      03/16/07        9,826      24,902
                                   12,500              1.6%         1.25      03/16/07        9,826      24,902
                                   12,500              1.6%         1.25      03/16/07        9,826      24,902
                                   12,500              1.6%         1.25      03/16/07        9,826      24,902
                                   12,500              1.6%         1.25      03/16/07        9,826      24,902
                                   12,500              1.6%         1.25      03/16/07        9,826      24,902

__________
(1) Except as disclosed in footnote 5 below, each grant was made pursuant to the GTC 1994 Stock Option Plan for Key Employees.
(2) The 5% and 10% assumed rates of appreciation are required by rules of the Commission and do not represent GTC's estimate or projection of the future GTC Common Stock price.
(3) Robert E. Gill served as President and Chief Executive Officer from October 31, 1996 until February 28, 1997 and did not receive any options or other compensation for his services.
(4) During 1997, GTC granted Mr. Lovelock three separate stock options for the purchase of shares of GTC's Common Stock. On April 7, 1997, GTC granted Mr. Lovelock a one-time right and option to, at any time between the dates of July 1, 1997 and September 30, 1997, purchase up to 100,000 shares of GTC Common Stock pursuant to the terms and conditions of that Stock Purchase Right Agreement dated April 7, 1997. GTC granted Mr. Lovelock two additional stock options pursuant to the GTC 1994 Stock Option Plan for Key

     Employees. On April 7, 1997, the Company granted Mr. Lovelock a second stock option for the purchase of 100,000 shares of GTC's Common Stock. This option becomes exercisable in annual increments of 12,500 shares each, beginning one year from the date of grant. On July 1, 1997, the Company granted Mr. Lovelock a stock option for the purchase of 200,000 shares of GTC's Common Stock. This option becomes exercisable in annual increments of 25,000 shares each, beginning one year from the date of grant.

(5) Pursuant to the Stock Purchase Right Agreement dated April 7, 1997, the exercise price of the one-time right and option to purchase up to 100,000 shares of GTC Common Stock was to be equal to the fair market value of the Common Stock on the date of exercise, as defined in the agreement. Upon exercise, however, the Company was to, subject to a three-year vesting requirement, award Mr. Lovelock with a certain number of shares of restricted stock at no cost, which number of shares was to be determined according to a formula specified in the agreement. Mr. Lovelock exercised his right to purchase 12,632 shares of GTC Common Stock on September 30, 1997 at a per share price of $3.958. Concurrent with this exercise, he was awarded the right to receive 3,789 shares of restricted stock at no cost, subject to a three-year vesting requirement.

(6) On April 7, 1997, the Company granted Mr. Johnson an option to purchase 60,000 shares of GTC's Common Stock. The option becomes exercisable in annual increments of 20,000 shares each, beginning one year from the date of grant.

(7) On March 17, 1997, the Company granted Mr. Cocke an option to purchase 100,000 shares of GTC's Common Stock. The option becomes exercisable in annual increments of 12,500 shares each, beginning one year from the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     Set forth below is information on each exercise of stock options during the fiscal year ended December 31, 1997, and the value as of December 31, 1997, of unexercised stock options held by the Named Officers.

                                                     Number of Securities             Value of Unexercised
                       Number of                    Underlying Unexercised          In-the-Money Options at
                        Shares                    Options at Fiscal Year-End           Fiscal Year-End(1)
                      Acquired on     Value       --------------------------       --------------------------
Name                   Exercise      Realized     Exercisable    Unexercisable     Exercisable    Unexercisable
----                  -----------    --------     -----------    -------------     -----------    -------------
Robert E. Gill(2)...       --         $ --             --               --           $   --         $     --
Thomas W. Lovelock..    12,632            0(3)         --           300,000              --           487,500
David D. Johnson....       --           --          15,000          165,000            8,438          164,063
James G. Cocke......       --           --             --           100,000              --           156,250
----------------

(1) Based on a market value of the underlying securities of $2.8125 at December 31, 1997 minus the exercise price of the options.

(2) Robert E. Gill served as President and Chief Executive Officer of GTC, without compensation of any kind from GTC or any third party, from October 31, 1996 until he resigned and was replaced by Thomas W. Lovelock on February 28, 1997.

(3) Mr. Lovelock exercised a one-time right and option to purchase 12,632 shares of GTC's Common Stock on September 30, 1997. Pursuant to the terms of the Stock Purchase Right Agreement dated April 7, 1997, Mr. Lovelock paid GTC an exercise price for these shares equal to the fair market value of the Common Stock on September 30, 1997. However, concurrent with the exercise of this option, GTC awarded Mr. Lovelock the right to receive 3,789 shares of restricted stock at no cost, subject to three-year vesting requirement.

Compensation of Directors

     Directors who are employees of GTC or any affiliate of GTC are not eligible to receive any compensation for services rendered as a director, but they are reimbursed for travel and related expenses they incur in order to attend Board meetings. Directors of GTC who are not employees of GTC or any affiliate of GTC ("Independent Directors") are compensated pursuant to the terms and conditions of GTC's Independent Directors' Compensation Program (the "Program") which was adopted by the Board on September 1, 1995. As amended by the Board on June 25, 1997 the Program provides that each Independent Director shall be granted a stock option for the purchase of 10,000 shares of GTC's Common Stock each time he or she is elected and reelected to serve for a full term on the Board. If an

Independent Director is elected to the Board after the beginning of a term, the Program states that the number of underlying shares for the option shall be prorated accordingly.

     In addition to the aforementioned stock options, the Program, as amended on June 25, 1997, provides that each of the Independent Directors is paid an annual retainer of $15,000 and an attendance fee of $1,000 for each Board meeting the director attends in person, or alternatively, a fee of $300 for each meeting the director participates in by telephone. Independent Directors are entitled to compensation for attending or participating in meetings of committees of the Board only if such meetings are held on dates other than the dates of meetings of the full Board. In the event that committee meetings are held on dates other than the dates of meetings of the full Board, each Independent Director who attends a committee meeting in person and serves as the chairperson of the meeting shall receive the sum of $1,250 per meeting, and each of the other Independent Directors who attend such a committee meeting in person shall receive the sum of $1,000 per meeting. Alternatively, each Independent Director who, as the chairperson or as a committee member, participates by telephone in committee meetings of the Board which are held on dates other than the dates of meetings of the full Board, shall receive the sum of $300 per meeting. Each of the Independent Directors is also reimbursed for travel and related expenses he or she incurs in order to attend Board and/or committee meetings.

     An Independent Director may elect to receive his or her annual retainer and attendance fees either in cash or in the form of stock options granted to him or her by GTC pursuant to the GTC Independent Directors' Stock Option Plan. Those Independent Directors who elect to receive cash compensation may elect to defer any of their compensation by participating in GTC's Management Deferred Compensation Plan. Upon their election to the Board in 1996, Henry F. Frigon and Sidney R. Petersen each elected to receive their annual retainer and attendance fees in the form of stock options to be granted on a quarterly basis throughout the term which ended on June 25, 1997. Roger W. Johnson, however, elected to receive his annual retainer and attendance fees, for the term which ended on June 25, 1997, in the form of cash, without any deferral. Upon their reelection to the Board on June 25, 1997, each of the Independent Directors received an option to purchase 10,000 shares of the Company's Common Stock at $1.03125 per share and each of them elected to receive his annual retainer and attendance fees, for the upcoming term, in the form of stock options to be granted on a quarterly basis. Accordingly, during 1997, Mr. Johnson received total cash payments of $10,500 and stock options to purchase 16,183 shares at a weighted average exercise price of $2.02, pursuant to the terms of the Program. During 1997, Messrs. Frigon and Petersen each received stock options to purchase 45,198 shares at a weighted average exercise price of $1.43, pursuant to the terms of the Program. Additionally, under a separate compensation arrangement for special committee activities in connection with evaluating a plan of reorganization for the Company, the Company made cash payments to Messrs. Johnson, Frigon and Petersen during 1997 in the amounts of $5,900, $4,500 and $4,200, respectively. None of the Independent Directors exercised stock options in 1996.

Employment Contracts

     GTC entered into an employment agreement in June, 1997, with Thomas W. Lovelock, GTC's President and Chief Executive Officer. Subject to certain conditions, the term of the employment agreement extends from July 1, 1997 through June 30, 1999. During the term of the agreement, Mr. Lovelock is to receive a base salary of $200,000, which amount may be adjusted by GTC at its sole discretion. Additionally, upon meeting certain conditions, Mr. Lovelock is also eligible to receive a one-time, lump sum cash bonus in the amount of $75,000. The agreement also provides that, if GTC terminates Mr. Lovelock without cause or for other than certain specified reasons, Mr. Lovelock shall receive pay continuance for a period of two years from the date of termination, along with customary medical and dental benefits and life insurance coverage for a period of one year from the date of termination, and GTC shall take the necessary actions to permit all stock options held by Mr. Lovelock to remain valid beyond the date of such termination. Mr. Lovelock agreed to certain nonsolicitation, noncompetition and confidentiality provisions which shall remain in force beyond the term of the agreement and shall, accordingly, survive any termination thereof.

     GTC also entered into an employment agreement in June, 1997, with James G. Cocke, GTC's Vice President and Manager of the Federal Systems Division. Subject to certain conditions, the term of the employment agreement extends from July 1, 1997 through June 30, 1998. During the term of the agreement, Mr. Cocke is to receive a base salary of $140,000, which amount may be adjusted by GTC at its sole discretion. Additionally, upon meeting certain conditions, Mr. Cocke is also eligible to receive a one-time, lump sum cash bonus in the amount of $50,000. The agreement also provides that, if GTC terminates Mr. Cocke without cause or for other than certain specified reasons, Mr. Cocke shall receive pay continuance, along with customary medical and dental benefits and life insurance coverage, for a period of one year from the date of termination. Mr. Cocke agreed to certain confidentiality provisions which shall remain in force beyond the term of the agreement and shall, accordingly, survive any termination thereof.

Compensation Committee Interlocks and Insider Participation

     The Committee was formed in August 1994 and is composed of Jeffrey T. Gill, Robert E. Gill, Henry F. Frigon and Sidney R. Petersen. Two members of the Compensation Committee were also executive officers of GTC during 1997: Jeffrey
T. Gill served as Chairman of the Board of GTC for the entire year and Robert E. Gill served as the President and Chief Executive Officer of GTC until February 28, 1997. Neither Jeffrey T. Gill nor Robert. E. Gill received any compensation from GTC for their services as executive officers of GTC.

     Jeffrey T. Gill and Robert E. Gill beneficially own 32.4% and 39.0%, respectively, of the GFP Common Stock and they each serve as a director, officer and member of the compensation committees of GFP and several other entities which are also subsidiaries of GFP, including Bell. Pursuant to an arrangement between GTC and Bell, Bell agreed to reimburse GTC for a portion of the salary paid through June 30, 1997 to Thomas W. Lovelock, GTC's President and Chief Executive Officer. Additionally, pursuant to an arrangement between GTC and GFP, GFP agreed to reimburse David D. Johnson, GTC's Vice President of Finance and Chief Financial Officer, for a portion of the relocation expenses Mr. Johnson incurred in connection with his move to Louisville, Kentucky in August 1997. As described more fully in Item 13 below, GTC has engaged or has proposed to engage in certain other transactions with GFP, Bell and other subsidiaries of GFP.

Item 13.  Certain Relationships and Related Transactions

     Robert E. Gill served as President and Chief Executive Officer of GTC until February 28, 1997. He currently is a director of GTC and he also serves as Chairman of the Board of GFP, a private holding company which holds controlling interests in GTC, Tube Turns Technologies, Inc. ("TTT") and Bell, and as a Director and executive officer of TTT and Bell. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill. Jeffrey T. Gill, a director and Chairman of the Board of GTC, also serves as a director and President and Chief Executive Officer of GFP, as Chairman of the Board of TTT and as Chairman of the Board of Bell. R. Scott Gill serves as Vice President and a director of GFP, and as a director of TTT and Bell. Robert E. Gill (including those shares owned by his wife Virginia G. Gill) and Jeffrey T. Gill (including those shares owned by his wife Patricia G. Gill) and R. Scott Gill own 39.0%, 32.4%, and 28.0% respectively, of the outstanding shares of GFP Common Stock.

     GTC and its subsidiaries are parties to a tax sharing agreement with GFP and were included in the consolidated federal income tax return of GFP from GTC's inception through March 22, 1995. Effective March 23, 1995, as a result of a decrease in GFP's ownership percentage of GTC, GTC did not meet the 80-percent-voting power and value requirements defined by the Internal Revenue Code for affiliated group membership and ceased to be an includable member of GFP's affiliated group. Effective March 29, 1996, as a result of an investment by GFP of $1,000,000 in GTC as described below, GFP's ownership percentage in GTC exceeded 80% and, therefore, GTC expects to be included as a member of GFP's affiliated group as of that date.

     On January 24, 1997, GTC filed a registration statement on Form S-4 with the Commission regarding its proposal to merge with GFP, Bell, and TTT. In connection with this proposed merger, the Board of GTC formed a special committee of Independent Directors to evaluate the fairness of the transaction to the unaffiliated shareholders of GTC and to make a recommendation to the Board regarding the transaction. GTC filed several amendments to the registration statement during 1997, and it was declared effective by the Securities and Exchange Commission on February 12, 1998. Shareholders voted in favor or the merger on March 16, 1998 and it is expected to be effective on or about March 30, 1998.

     In connection with an amendment to GTC's credit agreement executed on March 28, 1997, but effective on December 1, 1996, GFP, invested $2,500,000 in GTC in exchange for 250,000 shares of 8.5% cumulative convertible preferred stock of GTC (the "Preferred Shares"). GFP, or any subsequent holders of record of each of the Preferred Shares, is entitled to the rights and preferences stated in the Statement of Designation of Relative Rights and Preferences filed by GTC with the Florida Department of State on March 28, 1997 as part of the Third Amendment to GTC's Articles of Incorporation. Such rights and preferences include the right of the holder to, among other things: (i) exchange each of the Preferred Shares for 8.1 shares of GTC Common Stock, which number was determined on March 28, 1997 by dividing the fair market value of GTC Common Stock into the value of the Liquidation Preference of the Preferred Shares, and (ii) at any time after GTC repays the amount it owes its lender under the credit agreement, the right to put the Preferred Shares to GTC for repurchase at a price of $10.00 per share, plus any accrued dividends and any interest thereon. Additionally, in connection with the issuance of the Preferred Shares to GFP, GTC and GFP executed a Stock Purchase and Registration Rights Agreement dated March 28, 1997, wherein GTC, among other things, granted GFP demand and incidental registration rights for any shares of GTC Common Stock which are acquired by GFP upon the conversion of the Preferred Shares.

     On February 9, 1996, the assets of the instrumentation products business unit of Metrum were sold by GTC to Bell for $10,104,000 cash and an earn-out provision which provides for additional payments to GTC of up to $3,000,000 in the event annual earnings before interest and taxes exceeds defined amounts through December 31, 2000. During 1997, GTC earned $1,454,000 under the terms of the earn-out provision. GTC recorded such amount as a contribution to its capital in its 1997 financial statements.

     Effective November 14, 1997, the Company, GFP and certain other subsidiaries of GFP (collectively, the "Loan Parties") entered into a loan agreement with a bank (the "1997 Agreement"). The 1997 Agreement provides credit availability to the Loan Parties by means of a total revolving credit line of $30,000,000 and a term note of $15,000,000. As of December 31, 1997, $13,850,000 was available to the Loan Parties. The 1997 Agreement is secured by the assets of all of the Loan Parties. Under the terms of the 1997 Agreement, the Loan Parties pay interest monthly at the LIBOR rate plus a variable spread, or approximately 7.4% at December 31, 1997. The 1997 Agreement also requires compliance with a number of financial and non-financial covenants and prohibits the Company from paying dividends. Principal payments on the term note are due quarterly through September 30,

2002, which is also the maturity date for the revolving credit line. Since the inception of the 1997 Agreement, the Company has not drawn upon the credit facility.